Exhibit 10.1

THIRD AMENDMENT TO AMENDED and RESTATED LOAN AND SECURITY AGREEMENT

This Third Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of April 5, 2013, by and between COMERICA BANK (“Bank”) and SCIENTIFIC LEARNING CORPORATION (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of February 9, 2012 (as amended from time to time, including by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of June 11, 2012 and that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of August 14, 2012, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.	The following defined terms in Section 1.1 of the Agreement are hereby added or amended and restated in their entirety:

Equity Event” means Borrower’s receipt of net cash proceeds of not less than Four Million Dollars ($4,000,000) received after the Third Amendment Effective Date from the sale or issuance of Borrower’s equity securities or the incurrence of Subordinated Debt to investors on terms and conditions reasonably acceptable to Bank.

“Revolving Line” means a Credit Extension of up to Four Million Dollars ($4,000,000) (inclusive of the aggregate face amount of Letters of Credit issued under the Letter of Credit Sublimit).

“Revolving Maturity Date” means March 31, 2014.

“Third Amendment Effective Date” means April 5, 2013.

2.	Section 6.8 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.8       Adjusted Quick Ratio.  Borrower shall maintain a ratio of (I) unrestricted cash maintained at Bank or at Bank’s affiliates covered by control agreements in form and substance satisfactory to Bank (which must be in an amount not less than One Million Dollars ($1,000,000) at all times), plus net trade accounts receivable less than 90 days from invoice date to Current Liabilities less non-refundable deferred revenues plus, (to the extent not already included therein) all Indebtedness to Bank, of at least (i) 0.60 to 1.00 at all times from February 1, 2013 through May 31, 2013 and (ii) 1.00 to 1.00 at all times starting on June 1, 2013.  The foregoing covenant shall be measured as of the last day of each month.”

3.	Section 6.9 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.9            Bookings.   Borrower shall achieve Bookings, measured monthly on a trailing three (3) month basis of greater than or equal to the following amounts as of the relevant measurement date:

Measuring Period Ending	Minimum Trailing 3 Month Bookings
March 31, 2013	$2,792,000
April 30, 2013	$2,789,000
May 31, 2013	$3,800,000
June 30, 2013	$6,471,000
July 31, 2013	$7,732,000
August 31, 2013	$8,353,000
September 30, 2013	$7,346,000
October 31, 2013	$6,935,000
November 30, 2013	$5,872,000
December 31, 2013	$4,779,000
January 31, 2014	$3,732,000
February 28, 2014	$3,085,000
March 31, 2014	$2,815,000

            The foregoing covenant shall be measured as of the last day of each month.”

4.	New Section 6.14 hereby is added to the Agreement in its entirety to read as follows:

“6.14        Equity Event.  Borrower shall have consummated the Equity Event by April 8, 2013.”

5.	Exhibit C to the Agreement hereby is replaced with Exhibit C attached hereto.
6.	Exhibit D to the Agreement hereby is replaced with Exhibit D attached hereto.
7.	Borrower acknowledges and Bank hereby waives Borrower’s violation of the Agreement that occurred as a result of Borrower’s 2012 audited financial statements having a going concern qualification.
8.	Borrower acknowledges and Bank hereby waives Borrower’s violation of Section 6.9 of the Agreement for failing to achieve minimum Bookings for the measuring period ending February 28, 2013.
9.

No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right.  Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance.  Any suspension or waiver of a right must be in writing signed by an officer of Bank.

10.

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

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11.

Borrower represents and warrants that the Representations and Warranties contained in the Agreement, as qualified by the Schedule included with this Amendment, are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

12.	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)	this Amendment, duly executed by Borrower;
(b)	a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;
(c)	a Subordination Agreement;
(d)	a Prime Reference Rate Addendum;
(e)	the amendment fee in the amount equal to Five Thousand Dollars ($5,000);
(f)	all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower's accounts; and
(g)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

13.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

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Exhibit 10.1

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

SCIENTIFIC LEARNING CORPORATION

By: /s/ Jane A. Freeman

Title: Chief Financial Officer

COMERICA BANK

By: /s/ Dennis Rappoport

Title: VP

[Signature Page to Third Amendment to Amended and Restated Loan and Security Agreement]

EXHIBIT  C

PRIME REFERENCE RATE ADDENDUM

[See attached]

Prime Reference Rate Addendum
To Amended and Restated Loan and Security Agreement

This Prime Reference Rate Addendum to Amended and Restated Loan and Security Agreement (this “Addendum”) is entered into as of April 5, 2013, by and between Comerica Bank (“Bank”) and Scientific Learning Corporation, a Delaware (“Borrower”).  This Addendum supplements the terms of the Amended and Restated Loan and Security Agreement dated February 9, 2012 (as the same may be amended, modified, supplemented, extended or restated from time to time, including but without limitation by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of June 11, 2012, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of August 14, 2012 and that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of April 5, 2013, the “Agreement”).

1.

Definitions.  As used in this Addendum, the following terms shall have the following meanings.  Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a.	“Applicable Margin” means one and one-quarter percent (1.25%) per annum.
b.

“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines.  For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

d.	“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:
(1)

for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)

minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as

Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

e.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

f.

“LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

g.

"Prime Rate" means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

h.

"Prime Referenced Rate" means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum.  If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2.	Interest Rate Options. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.
3.

Payment of Interest.  Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise).  In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum.  Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4.

Bank’s Records.  The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided,  however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5.

Default Interest Rate.  From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand.  In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement.  In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6.

Prepayment.   Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty.  Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid.  Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7.	Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.
a.

If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank's principal executive office or LIBOR Lending Office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the

Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction.  A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b.

In the event that any Change in Law affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations.  A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error.

8.	Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.
9.	Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK	SCIENTIFIC LEARNING CORPORATION

By: /s/ Dennis Rappoport	By: /s/ Jane A. Freeman
Name: Dennis Rappoport	Name: Jane A. Freeman
Title: VP	Its: CFO

[Signature Page to Prime Reference Rate Addendum to Amended and Restated Loan and Security Agreement]

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EXHIBIT D

COMPLIANCE CERTIFICATE

TO:                    COMERICA BANK

FROM:                 SCIENTIFIC LEARNING CORPORATION

The undersigned authorized officer of SCIENTIFIC LEARNING CORPORATION hereby certifies that in accordance with the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes (subject to year-end adjustments with the absence of footnotes).

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements	Monthly within 25 days*		Yes	No
Annual (CPA Audited)	FYE within 90 days		Yes	No
10K and 10Q	(as applicable)		Yes	No
A/R & A/P Agings and Eligible Accounts Certificate	Within 15 days of 15th and end of each month*		Yes	No
A/R Audit	Prior to First Advance and semi-annually thereafter		Yes	No
IP Report	Within 60 days of new filings		Yes	No
Total amount of Borrower’s cash and investments	Amount: $________		Yes	No
Total amount of Borrower’s cash and investments maintained with Bank	Amount: $________		Yes	No

Financial Covenant	Required	Actual	Complies

Adjusted Quick Ratio**	See Section 6.8	_____:1.00	Yes	No
Bookings**	See Section 6.9	$_________	Yes	No
New Equity Event	$4,000,000 by April 8, 2013	$_________	Yes	No

*provided however if there are no Advances such financial statements shall be delivered on a quarterly basis and not a monthly basis. **measured as of the last day of each month

Comments Regarding Exceptions: See Attached.

Received by:
Sincerely,			AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE			AUTHORIZED SIGNER

Date:
TITLE
Compliance Status

DATE

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Corporation Resolutions and Incumbency Certification

Authority to Procure Loans

I certify that I am the duly elected and qualified Secretary of SCIENTIFIC LEARNING CORPORATION; that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation in accordance with its bylaws and applicable statutes.

Copy of Resolutions:

Be it Resolved, That:

1.Any one (1) of the following __CEO, CFO___________________ (insert titles only) of the Corporation are/is authorized, for, on behalf of, and in the name of the Corporation to:

(a)Negotiate and procure loans, letters of credit and other credit or financial accommodations from Comerica Bank (“Bank”), a Texas banking association, from time to time, in an unlimited amount.

(b)Discount with the Bank, commercial or other business paper belonging to the Corporation made or drawn by or upon third parties, without limit as to amount;

(c)Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Corporation, whether or not registered in the name of the Corporation;

(d)

Give security for any liabilities of the Corporation to the Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Corporation; and

(e)

Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of Indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, ,and any and all amendments or modifications thereto, any or all of which may relate to all or to substantially all of the Corporation's property and assets.

2.Said Bank is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign, whether so payable to the order of any of said persons in their individual capacities or not, and whether such proceeds are deposited to the individual credit of any of said persons or not;

3.Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of these Resolutions are ratified, confirmed and approved as the act or acts of the Corporation.

4.These Resolutions shall continue in force, and the Bank may consider the holders of said offices and their signatures to be and continue to be as set forth in a certified copy of these Resolutions delivered to the Bank, until notice to the contrary in writing is duly served on the Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).

5.Any person, corporation or other legal entity dealing with the Bank may rely upon a certificate signed by an officer of the Bank to effect that these Resolutions and any agreement, instrument or document executed pursuant to them are still in full force and effect and binding upon the Corporation.

6.The Bank may consider the holders of the offices of the Corporation and their signatures, respectively, to be and continue to be as set forth in the Certificate of the Secretary of the Corporation until notice to the contrary in writing is duly served on the Bank.

I further certify that the above Resolutions are in full force and effect as of the date of this Certificate; that these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified; that neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Corporation or of any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound; and that neither the articles of incorporation nor bylaws of the Corporation nor any agreement, indenture or other instrument to which the

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Corporation is a party or by which it is bound require the vote or consent of shareholders of the Corporation to authorize any act, matter or thing described in the foregoing Resolutions.

I further certify that the following named persons have been duly elected to the offices set opposite their respective names, that they continue to hold these offices at the present time, and that the signatures which appear below are the genuine, original signatures of each respectively:

(PLEASE SUPPLY GENUINE SIGNATURES OF AUTHORIZED SIGNERS BELOW)

NAME (Type or Print)	TITLE	SIGNATURE
__Robert Bowen________________	______CEO________	_____/s/ Robert C. Bowen___________
__Jane Freeman_________________	______CFO________	_____/s/ Jane A. Freeman___________
______________________________	__________________	_________________________________
______________________________	__________________	_________________________________
______________________________	__________________	_________________________________
______________________________	__________________	_________________________________
______________________________	__________________	_________________________________

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Corporation to be affixed on April 5, 2013.

           __/s/ Christopher Brookhart_____________

                          Secretary

***

The Above Statements are Correct.  ____/s/ Jane A. Freeman___________________________________________

signature of officer or director or, if none. a shareholder other than secretary when secretary is authorized to sign alone.

Failure to complete the above when the Secretary is authorized to sign alone shall constitute a certification by the Secretary that the Secretary is the sole Shareholder, Director and Officer of the Corporation.

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